UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

APPLE HOSPITALITY REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-37389	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, no par value	APLE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Apple Hospitality REIT, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 5.02, 7.01 and 9.01 of Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2021, the Board of Directors of the Company (the “Board”) increased the size of the Board from eight directors to nine directors and appointed Howard E. Woolley to serve as a member of the Board until the 2021 annual meeting of shareholders (the “2021Annual Meeting”), each effective immediately.

Mr. Woolley has served as President of Howard Woolley Group, LLC, a government relations, public policy, regulatory risk, and diversity, equity and inclusion advisory firm serving large technology and wireless industry corporations, since January 2015. Prior to founding Howard Woolley Group, LLC, Mr. Woolley had a successful 20-year career with Verizon Communications Inc. (“Verizon”) until his retirement from the company in 2013. During his tenure with Verizon, Mr. Woolley was instrumental in the creation and expansion of Verizon Wireless, heading federal and state government affairs, public policy and regulatory matters; leading the corporation’s strategic outreach to civil rights, consumer and public interest organizations; and serving as the public policy advisor to all CEOs from the founding of Verizon Wireless in 2000. While at Verizon, Mr. Woolley served as Senior Vice President Wireless Policy and Strategic Alliances (2010 – 2013), Senior Vice President Federal and State Government Affairs (2000 – 2010), and in executive leadership positions including Vice President Wireless Policy and International Government Affairs (1993 – 2000). From 1981 until 1993, Mr. Woolley served in various congressional affairs and regulatory public policy positions ultimately rising to the position of Vice President, Regulatory Affairs, with the National Association of Broadcasters. Mr. Woolley currently serves as the Lead Independent Director for the Somos, Inc. Board of Directors and serves on the Audit Committee and Nominating and Governance Committee of such board. Mr. Woolley also serves on the Allianz Life Insurance Company of North America Board of Directors where he is a member of the Audit Committee and the Nomination, Evaluation and Compensation Committee of such board. Mr. Woolley is on the Board of Trustees for Johns Hopkins Medicine where he co-chairs the External Affairs and Community Engagement Committee, which has oversight of the institution’s efforts to inform the community about COVID-19. Mr. Woolley is on the Board of Trustees for Syracuse University and serves on the Audit and Risk Committee and Academic Affairs Committee for such board. He has served on the boards of The Executive Leadership Council, the World Affairs Council, UnidosUS, the Congressional Black Caucus Foundation and Everybody Wins DC, and is a recipient of the National Urban League’s highest award for service on their Board of Trustees. Mr. Woolley holds a Bachelor of Science degree in Radio and Television Broadcasting from the S.I. Newhouse School of Public Communications at Syracuse University and a Master of Administrative Sciences degree in Business Administration and Management from Johns Hopkins University. Mr. Woolley is a National Association of Corporate Directors Governance Fellow.

As a current member of the Board, Mr. Woolley will be entitled to certain compensation that all of the Company’s independent directors receive, including a $165,000 annual retainer, with $65,000 paid in cash and $100,000 paid in vested stock grants under the Company’s 2014 Omnibus Incentive Plan (which amounts will be prorated for Mr. Woolley’s service in 2021), paid in quarterly installments.

Concurrently with his appointment to the Board, Mr. Woolley was also appointed to the Company’s Nominating and Corporate Governance Committee.

Item 7.01. Regulation FD Disclosure

A copy of the press release issued by the Company on March 2, 2021 to announce the appointment of Mr. Woolley to the Board as discussed above is furnished as Exhibit 99.1 to this Current Report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 2, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight
Chief Executive Officer

March 2, 2021